CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" for Dreyfus Premier Small Cap Equity Growth Fund, a series of Dreyfus Premier Manager Funds I, in this Registration Statement (Form N-1A 333-106576 and 811-21386) of Dreyfus Premier Manager Funds I.

ERNST & YOUNG LLP

New York, New York
October 23, 2006